Exhibit 16
Clay Thomas, P.C.
Certified Public Accountant
2038 Lexington
Houston, Texas 77098

United States Securities Exchange Commission
Washington, D.C. 20549

Dear Sirs:

On May 4, 2009, our firm was engaged by Biofuels Power Corporation for the purpose of providing assurance services for the year ending December 31, 2008.

During the two most recent years prior to our engagement, or any subsequent interim period to engaging our firm, neither Biofuels Power Corporation nor anyone acting in the Company’s behalf consulted with Clay Thomas, P.C. regarding

i.	the application of accounting principles to a specific completed or contemplated transaction, or
ii.
the type of audit opinion that might be rendered on the Company’s financial statements where either written or oral advice was provided that was an important factor considered by the Company in reaching a decision as to the accounting, auditing, or financial reporting issue, or

iii.
any matter that was the subject of a disagreement with the Company’s former accountant on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of the former accountant, would have caused it to make reference to the subject matter of the disagreements in connection with it audit report.

Respectfully submitted,

/s/Clay Thomas, P.C.
www.claythomaspc.com
Houston, Texas
May 4, 2009